EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Reports Improving Sales and Segment Profits

•	Segment profits increased 11% despite higher spending on operating initiatives and increased costs for raw materials

•	Sales improved by 9% over second quarter of 2003

CHARLOTTE, N.C., August 3 — EnPro Industries, Inc. (NYSE: NPO) today reported net income of $8.4 million, or $0.40 a share, for the second quarter of 2004 on sales of $216.3 million. Earnings in the quarter included a net after-tax charge of $2.0 million, or $0.09 a share, primarily reflecting losses on the sales of the company’s tool and die businesses and a decline in the fair value of call options on Goodrich Corporation common stock. Earnings per share are expressed on a diluted basis throughout this release.

These results compare with second quarter 2003 net income of $11.4 million, or $0.56 a share, on sales of $198.3 million. Earnings in the second quarter of 2003 included after-tax gains of $1.5 million, or $0.08 a share, primarily reflecting an increase in the fair value of call options on Goodrich Corporation common stock and favorable income tax settlements.

“Stronger markets helped us achieve a 9% increase in sales and an 11% increase in segment profit over the second quarter of 2003, which was the strongest quarter last year,” said Ernie Schaub, president and chief executive officer. “Second quarter profits grew despite substantial expenses associated with our operational initiatives and higher energy and raw material prices. In combination with the particularly strong results of the first quarter, we are substantially ahead of our results in the first half of 2003 and remain on track for continued improvement in the remainder of 2004.”

Schaub also noted the company’s recent divestiture of its tool and die businesses and the settlement of its dispute with Equitas. EnPro has been involved in a dispute over payment terms with Equitas and certain other London market insurers in conjunction with documentation requirements and standards. EnPro remains in arbitration with the other insurers, although the settlement with Equitas gives the company increased confidence that it can resolve the dispute with the other insurers to collect the amounts owed.

“These are significant accomplishments,” said Schaub. “The divestitures are another step toward achieving a mix of businesses that will allow us to reach our goals for growth and improved profitability. The insurance settlement enables us to collect $30 million of past due reimbursements, and it creates a mechanism for the submission of future claims, which otherwise would have been made against Equitas, to an independent trust with no risk of insolvency.”

Asbestos Claims
New asbestos claims filings against the company’s subsidiaries declined significantly from the second quarter of 2003 as well as from the first quarter of 2004. New claims totaled about 3,500, the lowest number received in any quarter since before 1990. On a trailing twelve month basis, new claims filings were approximately 23,000, about half the pace of the last several years.

“The continuing reduction in claims filings is encouraging,” said Schaub. “We are increasingly optimistic that serious cases are in decline, but we continue to see filings of cases that don’t involve a recognizable disease. We believe the issue would be best resolved through asbestos reform at the national level and are encouraged by the bipartisan interest in reform. The ongoing discussions by the leadership in the U.S. Senate appear to improve the prospects for compromise. At the same time, asbestos reform continues in various states, most recently in Ohio where legislation was enacted to establish appropriate medical criteria for filing a claim in that state.”

Schaub also said that as a result of recent developments, the company has revised its accounting for asbestos claims. Previously, the company only recorded a liability for settled claims and actions in advanced stages of processing. However, beginning in its financial statements for the second quarter, the company will also include an estimate of claims in early procedural stages, as well as claims that may be asserted for some period in the future. This estimate is not expected to exceed the insurance available for asbestos claims. As a result, the company will record a liability for these potential claims and a corresponding receivable from its insurance carriers.

The company will periodically review its estimate and adjust the liability if necessary. If in the future, the amount of the estimated liability exceeds the amount of insurance available for asbestos claims, the excess would be accounted for as a non-cash charge to earnings.

Schaub emphasized that the decision to revise the company’s accounting for asbestos claims does not alter the company’s strategy for managing potential asbestos liabilities and insurance assets and will have no impact on the ultimate amount paid for asbestos-related claims against its subsidiaries.

Sealing Products

($ Millions)
Quarter Ended	6/30/04	6/30/03

Segment Sales	$96.3	$86.5
Segment Profit	$16.8	$14.8
Segment Margin	17.4%	17.1%

Profits in the Sealing Products segment were 14% higher than in 2003, while sales improved by 11%, including a 2% contribution from foreign exchange. Volumes increased in most operations. In particular, Stemco benefited from a strong heavy-duty truck market which resulted in higher demand for both original equipment and aftermarket products. Higher steel output benefited Garlock Sealing Technologies as sales to customers in the steel industry increased. Profits also benefited from the inclusion of Pikotek, which was acquired in October 2003, as well as price increases for selected products. However, segment profits were negatively affected by higher raw material costs.

Engineered Products

($ Millions)
Quarter Ended	6/30/04	6/30/03

Segment Sales	$120.2	$112.1
Segment Profit	$11.2	$10.5
Segment Margin	9.3%	9.4%

Profits in the Engineered Products segment improved by 7% over 2003, despite the fact the segment incurred higher raw material costs, as well as over $2 million of expenses associated with the company’s operating initiatives, primarily the relocation of France Compressor Products to Houston from Pennsylvania. Increased demand from a variety of industrial markets benefited both the bearings business of GGB as well as Quincy Compressor. Sales in the segment improved by 7%, including a 2% increase from foreign exchange rates. Activity was higher at all operations in the segment, except Fairbanks Morse Engine. Fairbanks Morse Engine continues to work on a strong backlog of orders associated with U.S. Navy programs, but difficulties in production and testing delayed shipments of new engine models. Shipments of engines are expected to return to schedule in the second half of the year.

Cash Flows
EnPro ended the first six months of 2004 with a cash balance of almost $71 million, down from $95 million at the beginning of the year. Capital expenditures in the first half of the year were $13.6 million, or almost twice the level of a year ago. Spending on capital equipment will continue to increase in the second half of the year as the company invests in growth initiatives and productivity improvements.

Payments for asbestos related claims, net of insurance proceeds, increased to $39.1 million in the first half of 2004, reflecting delays in reimbursements from certain insurers. This compares to $18.1 million a year ago. As noted previously, the company will collect approximately $30 million in delayed reimbursements in the third quarter of 2004, and it continues to pursue other delayed reimbursements. Assuming the company is successful in collecting these reimbursements, net cash outflows for asbestos claims in 2004 should decrease from the levels of 2003.

Outlook
For the rest of the year, the company expects sales to remain strong as shipments of diesel engines by Fairbanks Morse Engine to U.S. Navy shipbuilding programs increase. However, higher sales of diesel engines, combined with the normal, seasonal reduction of activity in industrial markets, will create a weaker mix of business in the second half. As a result, earnings are likely to be lower than they were in the first half of 2004, but earnings for the full year should exceed those of 2003.

Conference Call Information
EnPro will hold a conference call today, August 3, at 10:00 a.m. Eastern Time to discuss second quarter earnings. To participate in the call, dial (800) 811-0667 approximately 10 minutes before the call begins. The call will also be webcast at www.enproindustries.com.

A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 613901. The replay will be available on the Company’s website and by telephone through August 20, 2004.

Forward Looking Statements

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended March 31, 2004, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at www.enproindustries.com.

EnPro Industries, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2004 and 2003
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

Sales	$216.3	$198.3	$430.1	$382.3

Cost of sales	147.0	137.8	291.9	264.8
Selling, general and administrative expenses	47.0	39.7	94.3	81.1
Asbestos-related expenses	1.1	2.5	4.0	5.4
Restructuring and new facility costs	2.6	0.4	3.1	0.5
Loss on sale of assets, net	3.3	—	1.8	—

Operating income	15.3	17.9	35.0	30.5

Interest expense, net	(1.9)	(2.0)	(3.8)	(3.9)
Mark-to-market adjustment for call options	(1.0)	1.0	(1.0)	(0.2)
Other income	0.8	0.5	0.8	0.5

Income before income taxes	13.2	17.4	31.0	26.9

Income tax expense	(4.8)	(6.0)	(11.2)	(9.4)

Net income	$8.4	$11.4	$19.8	$17.5

Basic earnings per share	$0.41	$0.57	$0.97	$0.87

Average common shares outstanding (millions)	20.5	20.2	20.4	20.2

Diluted earnings per share	$0.40	$0.56	$0.94	$0.86

Average common shares outstanding (millions)	21.2	20.6	21.1	20.4

EnPro Industries, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2004 and 2003
(Stated in Millions of Dollars)

	2004	2003

Operating Activities
Net income	$19.8	$17.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Mark-to-market adjustment for call options	1.0	0.2
Loss on sale of assets, net	1.8	—
Non-operating income	(0.8)	(0.5)
Payments for asbestos-related claims, net of insurance proceeds	(39.1)	(18.1)
Depreciation and amortization	16.0	15.6
Deferred income taxes	3.7	5.0
Increase in working capital	(16.2)	(14.6)
Change in other non-current assets and liabilities	1.6	(2.9)

Net cash provided by (used in) operating activities	(12.2)	2.2

Investing Activities
Purchases of property, plant and equipment	(13.6)	(7.3)
Proceeds from sales of assets	5.9	1.6
Receipt (payments) in connection with acquisitions of businesses	0.3	(2.5)

Net cash used in investing activities	(7.4)	(8.2)

Financing Activities
Net additions to (repayments of) debt	(5.2)	4.5
Proceeds from issuance of common stock	1.2	0.2
Transfer to Goodrich	—	(0.6)

Net cash provided by (used in) financing activities	(4.0)	4.1

Effect of exchange rate changes on cash and cash equivalents	(0.3)	1.7

Net decrease in cash and cash equivalents	(23.9)	(0.2)
Cash and cash equivalents at beginning of period	94.7	81.8

Cash and cash equivalents at end of period	$70.8	$81.6

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Six Months Ended June 30, 2004 and 2003
(Stated in Millions of Dollars)

Sales

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sealing Products	$96.3	$86.5	$191.9	$168.9
Engineered Products	120.2	112.1	238.8	214.2

	216.5	198.6	430.7	383.1
Less intersegment sales	(0.2)	(0.3)	(0.6)	(0.8)

	$216.3	$198.3	$430.1	$382.3

Segment Profit

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sealing Products	$16.8	$14.8	$32.6	$25.6
Engineered Products	11.2	10.5	24.3	21.6

	$28.0	$25.3	$56.9	$47.2

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Segment profit	$28.0	$25.3	$56.9	$47.2
Corporate expenses	(6.8)	(5.5)	(12.7)	(10.9)
Asbestos-related expenses	(1.1)	(2.5)	(4.0)	(5.4)
Interest expense, net	(1.9)	(2.0)	(3.8)	(3.9)
Loss on sale of assets, net	(3.3)	—	(1.8)	—
Mark-to-market adjustment for call options	(1.0)	1.0	(1.0)	(0.2)
Other income (expenses), net	(0.7)	1.1	(2.6)	0.1

Income before income taxes	13.2	17.4	31.0	26.9
Income tax expense	(4.8)	(6.0)	(11.2)	(9.4)

Net income	$8.4	$11.4	$19.8	$17.5

Segment ROS

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sealing Products	17.4%	17.1%	17.0%	15.2%
Engineered Products	9.3%	9.4%	10.2%	10.0%

	12.9%	12.8%	13.2%	12.3%